Exhibit 3.20

2009Voo13013VMN/gvl

incorporation

ENGLISH TRANSLATION

INCORPORATION PRIVATE COMPANY WITH LIMITED LIABILITY

On this twenty-sixth day of March two thousand nine appeared before me, Joost Willem Friso ter Burg, deputy civil law notary, hereinafter referred to as: “notary” deputising for Anton Arnaud Voorneman, civil law notary in Amsterdam: Mr Marcel Vermeulen, with office address at 1083 GV Amsterdam, Arent Janszoon Ernststraat 199, born in Hilversum on the fourth day of February nineteen hundred eighty-one, in this respect acting as duly authorized representative of the company incorporated under the laws of Hungary:

Vantage Holding Hungary Kft, with statutory seat at Budapest, Hungary, and offices at 1077 Budapest, Hungary, Wesselényi utca 16, filed at the Metropolitan Court as Court of Registry” at Budapest, Hungary, under file number 01-09-913549/4

The power of attorney will be attached to this deed.

The appearer, acting as aforementioned, has declared to incorporate a private company with limited liability and thereto to lay down the following Articles of Association:

Article 1. Name, seat and duration

1.	The name of the company is:

Vantage Drilling Netherlands B.V.

2.	The seat of the company will be in Amsterdam.

3.	The company has been entered into for an indefinite period of time.

Article 2. Purposes

The purposes of the company are:

•	to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies;

•	to render guarantees and to bind the company or assets of the company on behalf of enterprises and companies with which the company forms a group;

•	to render services to enterprises and companies;

•	to finance enterprises and companies;

•	to lend and to borrow money;

•	to obtain, alienate, manage and to exploit real estate and items of property in general;

•	to exploit and to trade patents, marks, licenses, know-how and intellectual rights of property;

•	to perform all kinds of industrial, financial and commercial activities;

and to do all that is connected therewith or may be conducive thereto, all this to be interpreted in the widest sense.

Article 3. Capital and shares

1.	The authorized capital amounts to ninety thousand euro (EUR 90,000.00).

2.	It is divided into nine hundred (900) shares, each with a nominal value of one hundred euro (EUR 100.00).

3.	The shares are registered in the name of the holders.

No share-certificates shall be issued.

Article 4. Shareholders’ register

1.	The Managing Board shall keep a register in which the names and addresses of all shareholders shall be recorded, with mention of the date they acquired the shares, the date of acknowledgement or service as well as the amount paid in on each share.

2.	The provisions of Article 2:194 Dutch Civil Code are applicable.

Article 5. Issue of shares

1.	The issue of shares shall be effected pursuant to a resolution of the general meeting of shareholders - hereinafter referred to as: the “general meeting” - insofar as the general meeting has not designated another organ of the company in this respect.

2.	For the issue of a share further an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented, shall be required.

3.	A resolution for the issue of shares shall stipulate whether shareholders have a right to pre-emption, with due observance of the provisions of the Law.

4.	The full nominal amount of each share must be paid in on issue.

5.	The Managing Board is entitled without prior approval of the general meeting of shareholders to perform acts in law as mentioned article 2:204, paragraph 1 Dutch Civil Code.

Article 6. Own shares

1.	The company shall be entitled - subject to due observance of the relevant provisions of Law - to acquire its own fully paid in shares or the depositary receipts thereof.

2.	The company may give loans in consideration of the taking or acquisition of shares in its capital, but only up to the amounts of the distributable reserves.

3.	The company shall not co-operate with the issue of registered certificates of beneficial ownership.

Article 7. Transfer of shares. Life estate. Pledging

1.	The transfer of shares as well as the creation or transfer of a limited right thereon, shall require an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented.

2.	The rights attached to the shares cannot be exercised by the new shareholder before the legal act has been acknowledged by the company or has been serviced on the company, according to the relevant provisions of the law, unless the company itself is a party to the legal act.

3.	If a life estate is created or if the shares are pledged, the voting rights can be assigned to the estate holder or the pledgee.

Article 8. Restrictions on transfer of shares

1.	If any shareholder (offerer) wishes to dispose of all or any part of his shareholding, he must first offer those shares to his co-shareholders (offerees) for sale unless all shareholders have given a written (the expression: in writing in these articles of association shall include any message transmitted by current means of communication (telefax and e-mail included) and committed to writing) approval of the disposal concerned, which approval is valid for a period of three months only. Nor is this obligation to offer applicable in case a shareholder is obliged to offer his shares to a previous shareholder by virtue of the law. Inter alia contribution to and division of any community is considered to be a transfer.

2.	The shareholders who are interested to take over the offered shares, are obliged to notify the Managing Board in writing of the number of shares they want to take over, within two months after the offer, failing which the shareholders concerned shall be deemed not to be interested.

The price at which the shares can be taken over by the offerees shall be as agreed between the offerer and the offerees.

Failing agreement between the parties about the price, the price shall be set by an independent expert to be appointed by the chairman of the Royal Netherlands Institute of Registered Accountants on request of the most interested party, unless the parties previously reach agreement on the appointment of the expert. The offerrees are obligated to notify the offerer by registered letter, within thirty days upon the determination of the price, if and to which extent they are interested in the offered shares against cash payment, failing such notice they shall be deemed to have rejected the offer.

3.	If the offerees jointly are interested in purchasing more shares than have been offered, the shares offered shall be distributed among them insofar as possible in proportion to the number of their present shareholding, but with due observance of the number of shares reflected upon by each offeree.

4.	The offerer is entitled to withdraw his offer, provided he does so within one month after the parties which are interested to purchase all the shares concerned in the offer and the price, are disclosed to the offerer.

5.	If it is definitely established that the offerees do not accept the offer or that not all shares offered shall be purchased against payment in cash, the offerer is free to transfer the shares within three months after the date, on which the price has been ascertained, to whomever he wishes.

6.	In case of bankruptcy of a shareholder, of decease of a shareholder-natural person, of winding up or of dissolution of a shareholder-legal entity, the shares of the shareholder concerned are to be offered to the other shareholders as set out above within three months of the event.

Offers made under this requirement may not be withdrawn, provided all offered shares are taken up.

Article 9. Management

1.	The company shall have a Managing Board (Directie) consisting of one or more managing directors A (directeuren A) and one or more managing directors B (directeuren B).

2.	The general meeting shall appoint the members of the Managing Board and shall be competent to dismiss or to suspend them at any time.

3.	The general meeting shall determine the remuneration and further conditions of employment for each member of the Managing Board.

Article 10

1.	The Managing Board shall be entrusted with the management of the company.

2.	The general meeting shall be authorized to submit certain resolutions by the Managing Board to its approval, provided the general meeting shall notify the Managing Board in writing thereof.

Article 11. Representation

1.	The managing board shall be authorized to represent the company.

A managing director A, acting jointly with managing director B, are authorized to represent the company.

2.	In case of a conflict of interest with a member of the Managing Board, each and any member of the Managing Board remains entitled to represent the company, with due observance of the provision of paragraph 1 of this article.

3.	Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-á-vis a holder of all of the shares, whereby the company is represented by such shareholder, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

4.	Paragraph 3 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

Article 12

In case one or more members of the Managing Board are prevented or incapacitated to act, the remaining members or the remaining member of the Managing Board shall be temporarily entrusted with the full management of the company, whereas in case all members of the Managing Board or the sole member of the Managing Board are prevented or incapacitated to act, the management shall be temporarily entrusted to the person to be designated thereto each year by the general meeting.

Article 13. Financial year and annual accounts

1.	The financial year of the company shall be the calendar year.

2.	Annually, within five months after the end of the financial year concerned - unless this term is extended by the general meeting with not more than six months by reason of special circumstances -, the Managing Board shall draw up the annual accounts consisting of a balance-sheet, a profit and loss account and explanatory notes.

Within said period the annual accounts and the annual report shall be available at the company’s office for inspection by the shareholders.

3.	The general meeting adopts the annual accounts.

Article 14. Profits

1.	The profits of the company, according to the annual accounts adopted by the general meeting, are - insofar as they are not to be preserved for the formation or maintenance of reserves prescribed by Law - at the disposal of the general meeting which decides about reservation or payment of profits.

2.	Dividends may be paid up only to the amount above the sum of the balances between net assets and paid in capital, increased with reserves which must be maintained by virtue of Law.

3.	The Managing Board may resolve to pay out an interim-dividend with due observance of the provision of paragraph 2.

4.	The claim of a shareholder for payment of dividend will expire after a period of five years.

Article 15. General meetings of shareholders

1.	The general meetings shall be held in the place where the company has its statutory seat or at Schiphol (municipality Haarlemmermeer).

2.	A general meeting shall be held annually within the six months after the end of the financial year concerned in which among other matters the annual accounts shall be adopted and the appropriation of profits shall be decided upon.

Article 16

1.	The Managing Board shall convene the general meeting not later than on the fifteenth day prior to the meeting.

2.	Shareholders shall be convened to general meetings by letters sent to their addresses as per the register as mentioned in Article 4.

Article 17. The entire issued share capital is represented. Notes

1.	Valid resolutions may be taken on all subjects on the agenda provided unanimously, as long as the entire issued share capital is represented at a general meeting, even though the formalities prescribed by Law or the Articles of Association for the convocation and holding of meetings have not been complied with.

2.	The Managing Board keeps a record of the resolutions made. If the Managing Board is not represented at a meeting, the chairman of the meeting shall provide the Managing Board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 18

1.	On shares in its own capital acquired by the company no voting rights shall be exercised by the company.

Payment to the company on these shares will not take place.

2.	At the determination of any majority or any quorum, required for passing of a resolution by the general meeting, the shares in its own capital acquired by the company shall be left out of consideration.

Article 19

1.	The general meeting shall appoint the chairman of the meeting.

2.	The general meeting decides with an absolute majority of votes, validly cast.

3.	Each share confers the right to cast one vote.

4.	The Managing Board keeps a record of the resolutions made; article 17 paragraph 2 of the articles of association is equally applicable.

Article 20. Resolutions outside meetings. Notes

1.	Resolutions of the shareholders may instead of in general meetings also be taken in writing provided this is done unanimously by all the shareholders entitled to vote.

2.	The Managing Board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the Managing Board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible.

The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 21. Amendment

In case a proposal for amendment of the Articles of Association is submitted to the general meeting simultaneously a copy of the proposal in which the verbatim text of the proposed amendment is embodied has to be deposited at the company’s office for inspection by those who are entitled thereto by Law, until the end of the meeting concerned.

Article 22. Dissolution

1.	At the dissolution of the company by virtue of a resolution of the general meeting, the liquidation shall be effected by the Managing Board, unless the general meeting shall decide otherwise.

2.	The general meeting shall fix the remuneration of the liquidators.

3.	The liquidation shall be effected with due observance of the applicable provisions of the Law.

4.	The remainder of the assets of the company after payment of all creditors shall be transferred to the shareholders in proportion to the nominal value of their shareholding.

5.	The liquidation shall otherwise be subject to the provisions of Title 1 of Book 2 Dutch Civil Code.

6.	During the liquidation the Articles of Association shall remain applicable insofar as possible.

Final Clause

The first financial book year of the company ends on the thirty-first of December two thousand nine.

This clause, as well as the title thereof, will be cancelled after the expiry of the first financial book year of the company.

Final Provisions

Finally the appearer declares as follows:

1.	For the first time are appointed as members of the Managing Board of the company:

•

Mr Chris Edward Celano, residing in Texas 77005, United States of America, 3007 Quenby Street, West University Place, born in Brooklyn, New York, United States of America, on the thirtieth day of January nineteen hundred seventy, as managing director A; and

•	the private company with limited liability:

TMF Management B.V.,

number BV: 334667, with statutory seat in Amsterdam and offices at 1076 AZ Amsterdam, Locatellikade 1, filed at the Trade Register of the Chamber of Commerce for Amsterdam under number: 33203015, as managing director B.

2.	In the issued capital of the company is participated by the incorporator aforementioned with one hundred eighty (180) shares, each share with a nominal value of one hundred euro (EUR 100.00); the paid up capital amounts to eighteen thousand euro (EUR 18,000.00).

3.	The issue shall take place at par.

The issued capital has been fully paid up in cash.

Payment in foreign currency is acceptable.

To this deed have been attached documents of which Article 2:203a Dutch Civil Code prescribes attachment.

The company accepts the payments on the issued shares upon incorporation.

4.	The declaration of no objection as mentioned in article 2:175 Dutch Civil Code is granted under number BV 1541798, dated the nineteenth day of March two thousand nine, which declaration will be attached to this deed.

The appearer is known to me, notary.

THIS DEED,

drawn up, has been executed at Amsterdam, on the day and year mentioned in the heading in this deed.

The contents of this deed were stated and explained in substance to the appearer.

The appearer then declared to be well informed on and to agree with the contents of this deed and not to care for a reading out in full.

Immediately after partial reading, the appearer and I, notary, signed this deed.

(w.s.) M. Vermeulen, J.W.F. ter Burg